Exhibit 99.1

ePlus Reports First Quarter Fiscal Year 2027 Financial Results

Managed Services Delivers Strong Performance and Increases Recurring Revenue

~ Reiterates Fiscal 2027 Guidance ~

First Quarter of Fiscal Year 2027

●
Net sales increased 1.0% to $649.1 million; services revenues increased 2.6% to $119.4 million.
●
Gross billings increased 0.5% to $957.1 million.
●
Gross profit decreased 1.5% to $151.3 million.
●
Gross profit margin was 23.3%, compared to 23.9% for last fiscal year’s first quarter.
●
Net earnings from continuing operations decreased 5.4% to $30.3 million.
●
Adjusted EBITDA decreased 9.2% to $47.8 million.
●
Net earnings from continuing operations per common share- diluted decreased 4.1% to $1.16. Non-GAAP: net earnings from continuing operations per common share - diluted decreased 9.2% to $1.28.

HERNDON, VA – August 4, 2026 – ePlus inc. (NASDAQ: PLUS), a leading provider of technology solutions, today announced financial results for the three months ended June 30, 2026, or the first quarter of its 2027 fiscal year.

Management Comment

“The first quarter reflected strong execution against a challenging year over year comparison. We had record sales and saw a significant increase in booked and open orders which we believe positions us for a strong second half.  During the quarter, we saw product shipment delays and lead times extended by the ongoing memory chip shortage.” commented Mark Marron, President and CEO of ePlus.  “We continued to see strong growth in security, managed services, and within our mid-market customer base overall.  Managed services delivered its first $50 million revenue quarter and provides a reliable revenue stream which affirms our services-led, value-add approach for customers.”

“We ended the quarter with $449 million of cash on our balance sheet. This strong cash position provides us with the financial flexibility to continue investing in our business, pursue M&A and return value to shareholders via dividends and share repurchases. As we look ahead, we remain focused on executing our strategic priorities and are confident in our ability to deliver sustainable long-term value for our shareholders.”

First Quarter Fiscal Year 2027 Results

For the first quarter ended June 30, 2026, as compared to the first quarter ended June 30, 2025:

Net sales increased 1.0% to $649.1 million, from $642.8 million due to higher product sales and higher service revenue. Gross billings increased 0.5% to $957.1 million from $952.8 million.

Product segment sales increased 0.6% to $529.6 million from $526.4 million due to increases in revenue from networking, security, and collaboration products, offset by a decrease in cloud products. Product segment gross profit margin was 21.0%, down from 21.3% last year due to a shift in product mix and a lower proportion of sales that were sales of third-party maintenance and subscriptions which are recorded on a net basis.

Professional services segment revenues decreased 5.1% year over year to $68.1 million from $71.7 million, primarily due to decreases in revenues from project services and staff augmentation. Gross profit margin from our professional services segment decreased to 36.9% from 39.2% during the same period last year due to a shift in services mix.

Managed services segment revenue increased 15.1% to $51.3 million primarily due to additional revenue from cloud managed services. Gross profit from managed services increased 11.3% from last year due to the increase in revenue, offset by a decrease in gross profit margin from managed services to 29.4% from 30.4% in the prior year quarter.

Gross profit decreased 1.5% to $151.3 million, from $153.7 million, due to a decrease in gross profit from the product segment and professional services segment, offset by an increase in the managed services segment. Gross profit margin was 23.3%, compared with 23.9% in the prior year quarter, due to lower gross profit margin in all three segments.

Operating expenses were $112.5 million, up 1.6% from $110.7 million last year, primarily due to an increase in general and administrative expenses and salary and benefits.

Operating income decreased 9.6% to $38.8 million. Other income, net was $3.1 million compared to $0.6 million in the prior year due to higher interest income and lower foreign currency transaction losses being recognized in the current year quarter. Earnings from continuing operations before taxes decreased 3.7% to $42.0 million.

The effective tax rate for the current quarter was 27.8%, which was higher than the prior year quarter of 26.5% due to higher state income taxes and non-deductible expenses.

Net earnings from continuing operations decreased 5.4% to $30.3 million from $32.0 million in the prior year quarter. Adjusted EBITDA decreased 9.2% to $47.8 million from $52.7 million in the prior year quarter. Net earnings from continuing operations per common share-diluted was $1.16, compared with $1.21 in the prior year quarter. Non-GAAP net earnings from continuing operations per common share - diluted was $1.28, compared with $1.41 in the prior year quarter. Total shares outstanding were 26.1 million and 26.3 million on June 30, 2026 and March 31, 2026, respectively.

Net earnings were $30.3 million as compared to $42.6 million in the prior year quarter, which included $10.6 million from discontinued operations. Net earnings from discontinued operations per common share - diluted for the three months ended June 30, 2025, was $0.40. There were no transactions for discontinued operations for the three months ended June 30, 2026.

Balance Sheet Highlights

As of June 30, 2026, cash and cash equivalents were $448.9 million, up from $410.8 million as of March 31, 2026. Inventory decreased 27.3% to $146.0 million as of June 30, 2026 compared with $200.9 million as of March 31, 2026 due to a reduction of projects in process. Accounts receivable—trade, net increased 14.8% to $746.0 million as of June 30, 2026 from $650.0 million as of March 31, 2026. Total stockholders’ equity was $1,072.0 million as of June 30, 2026, compared with $1,069.0 million as of March 31, 2026.

Fiscal Year Guidance

ePlus is reiterating its fiscal year 2027 guidance of year over year growth in the mid-single digits for net sales, gross profit and adjusted EBITDA.

This guidance does not factor in recessionary conditions, or other unexpected developments. ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition- or disposition-related expenses. These items are uncertain, depend on various factors, and could be material to ePlus’ results computed in accordance with GAAP. Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full fiscal year 2027 forecast.

Summary and Outlook

“Our customers operate in areas with strong expansion potential, and our growth is underscored by our close customer relationships as they look to us for help to expand their businesses, optimize internal efficiencies, and operate their IT securely. As technology investment continues to accelerate, we are well-positioned to capitalize on the significant long-term growth opportunities across artificial intelligence, data centers, cybersecurity and other mission-critical markets.  Supported by our strong balance sheet and disciplined approach to capital allocation, we will continue investing in our capabilities, for both products and services, while executing on our strategy to deliver long-term sustainable growth and shareholder value. Reflecting our confidence in the business and the visibility into our open orders we have today, we are reaffirming our fiscal 2027 guidance,” concluded Mr. Marron.

ePlus Announces Quarterly Dividend

ePlus announced today that its Board of Directors has declared a quarterly cash dividend of $0.27 per common share which will be paid on September 16, 2026, to shareholders of record as of the close of business on August 25, 2026.

ePlus Announces New Stock Repurchase Program

ePlus today announced that its Board of Directors has authorized ePlus to repurchase up to 1,500,000 shares of ePlus’ outstanding common stock over a 12-month period commencing August 11, 2026. ePlus’ current repurchase plan expires on August 10, 2026.

The purchases under the new stock repurchase program may be made from time to time in the open market, or in privately negotiated transactions, subject to availability. Any repurchased shares will have the status of treasury shares and may be used, if and when needed, for general corporate purposes. ePlus has no obligation to repurchase shares under the authorization, and the timing, actual number and value of the shares which are repurchased will be at the discretion of management and will depend on a number of factors, including the price of ePlus’ common stock. ePlus may suspend or discontinue repurchases at any time.

Recent Corporate Developments/Recognitions

In the first quarter of its 2027 fiscal year, ePlus:
o
Unveiled its Enterprise Grade Agentic AI Platform for Autonomous IT and Security Operations at Cisco Live
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Named Digital Realty Americas Partner of the Year in Recognition of AI Expertise
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Receives Dell Technologies North America Strategic Impact Partner of the Year Award
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Honored with North America Networking Partner of the Year Award from HPE
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Successfully Earns Place on CRN Solution Provider 500 List for 15 Consecutive Years
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Expands Managed Services Portfolio with Enhanced Maintenance Support for HPE ProLiant Servers
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Recognized as Services Partner of the Year at Everpure Annual Accelerate Partner Forum
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Surpassed Industry Benchmarks with Outstanding Net Promoter Score in Independent Survey
o
Appointed John Lutz to Board of Directors
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Recognized on the Prestigious 2026 MES Midmarket 100 List

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on August 4, 2026:

Date:	August 4, 2026
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay):	https://events.q4inc.com/attendee/757902340

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	8293082# (live call and replay)

A replay of the call will be available approximately two hours after the call through August 11, 2026.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and more than 2,170 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, financial losses resulting from national and international political instability fostering uncertainty and volatility in the global economy including changes in interest rates, tariffs, inflation, export requirements applicable to products we sell, sanctions and exposure to foreign currency rate changes; supply chain issues, including a shortage of information technology (“IT”) component parts and products, and our vendors’ rapid and unpredictable price fluctuations relating thereto, or a customer’s or vendor’s cancellation of orders such as for, but not limited to, memory chips, which may increase our and the customer’s costs, decrease gross profit, cause a delay in fulfilling or inability to fulfill customer orders, increase our need for working capital, delay the completion of professional services, or require the purchase of IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; risks relating to artificial intelligence (“AI”), including the use or capabilities of AI and emerging laws, rules and regulations related to AI; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI which may affect our financial results; our ability to remain secure during a cybersecurity attack or other IT outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks; a material decrease in the credit quality of our customer base, or a material increase in our credit losses; increases to our costs including wages and our ability to increase our prices to our customers as a result, or negative financial impacts due to the pricing arrangements we have with our customers; reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor consideration provided to us; our inability to identify merger and acquisition candidates, perform sufficient due diligence prior to completing mergers and acquisitions, successfully complete merger and acquisition transactions (including on favorable terms), successfully integrate a completed merger and/or acquisition, identify an opportunity for, or successfully complete a business disposition, or achieve the operational and financial results we anticipate after a disposition; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel with needed vendor certifications; inadequate design or maintenance of our IT platforms for internal use or solutions we offer to our customers or our inability to effectively and timely capitalize on the opportunities made available by the adoption of AI and not having adequate or competent IT personnel to support our business; cybersecurity attacks that may occur while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; our ability to raise capital, maintain or increase, as needed, our lines of credit with vendors or our floor plan facility, or the effect of those matters on our common stock price; our ability to predictably meet expectations of the investor and analyst community, including relative to our financial performance guidance that we provide, including based on our continuation of dividends and share repurchases; our ability to create and implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies following mergers and acquisitions; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.

The declaration and payment of future dividends are subject to the sole discretion of our Board of Directors.

All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

 ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2026	March 31, 2026
ASSETS

Current assets:
Cash and cash equivalents	$448,854	$410,769
Accounts receivable—trade, net	745,983	650,021
Accounts receivable—other, net	37,339	38,896
Inventories	145,958	200,888
Deferred costs	77,425	77,748
Other current assets	45,277	49,412
Total current assets	1,500,836	1,427,734

Deferred tax asset	8,952	8,955
Property, equipment and other assets—net	97,605	100,039
Goodwill	202,885	202,880
Other intangible assets—net	56,779	61,344
TOTAL ASSETS	$1,867,057	$1,800,952

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$317,076	$264,605
Accounts payable—floor plan	112,549	119,693
Salaries and commissions payable	53,961	48,590
Contract liabilities	161,041	157,074
Other current liabilities	59,664	48,181
Total current liabilities	704,291	638,143

Contract liabilities—long-term	80,751	83,010
Other liabilities	9,980	10,829
TOTAL LIABILITIES	795,022	731,982

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 27,920 shares issued and 26,149 outstanding at June 30, 2026, and 27,765 shares issued and 26,299 outstanding at March 31, 2026	279	278
Additional paid-in capital	215,228	210,274
Treasury stock, at cost, 1,771 shares at June 30, 2026, and 1,466 shares at March 31, 2026	(127,126)	(101,944)
Retained earnings	979,212	956,000
Accumulated other comprehensive income—foreign currency translation adjustment	4,442	4,362
Total Stockholders' Equity	1,072,035	1,068,970
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,867,057	$1,800,952

 ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended June 30,
	2026	2025
Net sales
Product	$529,730	$526,466
Services	119,383	116,309
Total	649,113	642,775
Cost of sales
Product	418,610	414,477
Services	79,174	74,622
Total	497,784	489,099

Gross profit	151,329	153,676

Selling, general, and administrative	106,621	103,667
Depreciation and amortization	5,876	7,069
Operating expenses	112,497	110,736

Operating income	38,832	42,940

Other income, net	3,130	612

Earnings from continuing operations before tax	41,962	43,552

Provision for income taxes	11,683	11,538

Net earnings from continuing operations	30,279	32,014

Earnings from discontinued operations, net of tax	-	10,569

Net earnings	$30,279	$42,583

Earnings per common share—basic
Continuing operations	$1.17	$1.22
Discontinued operations	-	0.40
Earnings per common share—basic	$1.17	$1.62

Earnings per common share—diluted
Continuing operations	$1.16	$1.21
Discontinued operations	-	0.40
Earnings per common share—diluted	$1.16	$1.61

Weighted average common shares outstanding—basic	25,938	26,270
Weighted average common shares outstanding—diluted	26,062	26,381

Segment results
	Three months ended June 30,
	2026	2025	Change
Net sales
Product segment	$529,603	$526,355	0.6%
Professional services segment	68,081	71,729	(5.1)%
Managed services segment	51,302	44,580	15.1%
Other	127	111	14.4%
Total	$649,113	$642,775	1.0%

Gross profit
Product segment	$111,067	$111,942	(0.8)%
Professional services segment	25,144	28,153	(10.7)%
Managed services segment	15,065	13,534	11.3%
Other	53	47	12.8%
Total	$151,329	$153,676	(1.5)%

Gross Billings by Type
Cloud	$288,842	$312,017	(7.4)%
Networking	258,728	268,732	(3.7)%
Security	219,767	190,045	15.6%
Collaboration	25,717	22,777	12.9%
Other	47,857	51,446	(7.0)%
Product segment	840,911	845,017	(0.5)%
Services	116,224	107,748	7.9%
Total	$957,135	$952,765	0.5%

Net Sales by Type
Product segment
Networking	$223,721	$218,202	2.5%
Cloud	180,748	206,996	(12.7)%
Security	78,265	61,107	28.1%
Collaboration	15,492	11,757	31.8%
Other	31,377	28,293	10.9%
Total products segment	529,603	526,355	0.6%
Professional services segment	68,081	71,729	(5.1)%
Managed services segment	51,302	44,580	15.1%
Other	127	111	14.4%
Total net sales	$649,113	$642,775	1.0%

Net Sales by Customer End Market
Telecom, media & entertainment	$138,697	$184,979	(25.0)%
Technology	117,999	82,747	42.6%
SLED	79,856	90,562	(11.8)%
Healthcare	79,197	74,291	6.6%
Financial services	73,386	47,500	54.5%
Retail	34,923	31,971	9.2%
All others	125,055	130,725	(4.3)%
Total net sales	$649,113	$642,775	1.0%

Amounts presented for the three months ended June 30, 2025 reflect the correction of certain misstatements, which we determined are not material either individually or in the aggregate. See our Form 10-Q for the quarter ended June 30, 2026, including Note 2 to the Consolidated Financial Statements, for more information.

ePlus inc. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Non-GAAP: Net earnings from continuing operations and (iii) Non-GAAP Net earnings from continuing operations per common share - diluted.

We define Adjusted EBITDA as net earnings from continuing operations calculated in accordance with US GAAP, adjusted for the following: depreciation and amortization, share-based compensation, provision for income taxes, and other (income), net.

Non-GAAP: Net earnings from continuing operations and Non-GAAP Net earnings from continuing operations per common share – diluted are based on net earnings from continuing operations calculated in accordance with US GAAP, adjusted to exclude other (income), net, share-based compensation, acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that these financial measures provide management and investors with a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and should not be considered in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted EBITDA, Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share-diluted, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The amounts in the tables below are results from our continuing operations (in thousands):

(i) Reconciliation of Adjusted EBITDA

	Three months ended June 30,
	2026	2025
GAAP: Net earnings from continuing operations	$30,279	$32,014
Provision for income taxes	11,683	11,538
Share-based compensation	3,121	2,663
Depreciation and amortization [1]	5,876	7,069
Other (income), net [2]	(3,130)	(612)
Non-GAAP: Adjusted EBITDA	$47,829	$52,672

(ii) Reconciliation of Non-GAAP: Net earnings from continuing operations

	Three months ended June 30,
	2026	2025
GAAP: Earnings from continuing operations before tax	$41,962	$43,552
Share-based compensation	3,121	2,663
Acquisition related amortization expense [3]	4,565	5,548
Other (income), net [2]	(3,130)	(612)
Non-GAAP: Earnings from continuing operations before provision for income taxes	46,518	51,151

GAAP: Provision for income taxes	11,683	11,538
Share-based compensation	885	712
Acquisition related amortization expense [3]	1,295	1,473
Other (income), net [2]	(888)	(163)
Tax benefit on restricted stock	218	114
Non-GAAP: Provision for income taxes	13,193	13,674

Non-GAAP: Net earnings from continuing operations	$33,325	$37,477

(iii) Reconciliation of Non-GAAP: Net earnings from continuing operations per common share - diluted

	Three months ended June 30,
	2026	2025
GAAP: Net earnings from continuing operations per common share - diluted	$1.16	$1.21

Share-based compensation	0.09	0.07
Acquisition related amortization expense [3]	0.13	0.15
Other (income), net [2]	(0.09)	(0.02)
Tax benefit on restricted stock	(0.01)	-
Total non-GAAP adjustments - net of tax	0.12	0.20

Non-GAAP: Net earnings from continuing operations per common share - diluted	$1.28	$1.41

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income, foreign currency transaction gains and losses, and adjustments to the fair value of contingent consideration.
[3] Amount consists of amortization of intangible assets from acquired businesses.